Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

TEAM, INC. REPORTS SECOND QUARTER 2022 RESULTS
Consolidated revenue increased 5% over 2Q 2021
Announced strategic sale of Quest Integrity Business to Baker Hughes

SUGAR LAND, TX – August 15, 2022 – Team, Inc. (NYSE: TISI) (“TEAM” or the “Company”), a global leading provider of integrated, digitally-enabled asset performance assurance and optimization solutions, today reported its financial results for the second quarter ended June 30, 2022.

Second Quarter 2022 Financial and Operational Results:

•Second quarter 2022 revenues were $251.3 million, an increase of 5.2% over the prior year quarter
•Gross margin was $70.0 million (27.8% of revenues), up $7.2 million from $62.8 million (26.3% of revenues) in Q2 2021
•GAAP net loss was $21.6 million
•Consolidated Adjusted EBITDA was $14.3 million, up 57% as compared to $9.1 million in the 2021 period; and
•Announced strategic sale of Quest Integrity Business to Baker Hughes for $280 million cash, before customary post-closing adjustments.

“Our second quarter results reflected the underlying strength of the business, with revenue in the Quest Integrity and Mechanical Services (MS) segments exceeding the prior year quarter by 23% and 11%, respectively.” said Keith D. Tucker, TEAM’s Interim Chief Executive Officer. “Both segments experienced higher activity levels year to date while operationally contending with the delayed start of certain projects, industry-wide challenges around labor availability and inflationary and supply chain pressures. These challenges primarily impacted our Inspection and Heat Treating (IHT) segment, where we saw slightly lower quarterly revenue resulting from project timing and staffing challenges in select markets, which we are actively working to address.”

“During the quarter, we continued our ongoing examination of our cost structure and took steps to lower costs in order to improve margins and cash flow while maintaining our ability to safely deliver world class service to our customers. We expect the impact of these actions will begin to be realized in the third quarter.

“As announced earlier today, after a thorough assessment of the Company’s portfolio, our Board of Directors determined selling Quest Integrity would be a key step in our plan to strengthen our balance sheet and is in the best interests of our shareholders. The Quest Integrity sale is an important step in our transformation plan and allows the Company to make a substantial debt paydown, improve liquidity, and focus on its core IHT and MS businesses.

“Looking ahead, we will focus on refining and accelerating the execution of our go forward plan, including addressing our capital structure and driving additional financial and operational improvements, while continuing to invest in opportunities to capitalize on the Company’s extensive capabilities to grow our revenue in our IHT and MS segments. Following the close of the Quest transaction, which is expected by the end of this year, we anticipate being in a position to present our longer-term commercial, operational and balance sheet improvement plans in greater detail,” concluded Tucker.

Financial Results

Consolidated revenue for the second quarter of 2022 was $251.3 million, an increase of 5.2% from $238.9 million in the prior year quarter. Unfavorable foreign currency exchange movements reduced second quarter 2022 consolidated revenue by approximately $5.0 million, or 2%. In the second quarter of 2022, consolidated gross margin was $70.0 million, or 27.8%, compared to $62.8 million, or 26.3%, in the same quarter a year ago. Gross margin was positively impacted by direct margin improvement as well as lower indirect costs as a percent of revenue.

Selling general and administrative expenses for the second quarter of 2022 was $72.7 million, up $4.3 million, or 6.2%, from the second quarter of 2021. The Company’s adjusted measure of net income/loss, consolidated Adjusted EBIT, a non-GAAP measure, was income of $4.1 million in the second quarter of 2022, a significant improvement compared to a loss of $3.4 million the prior year quarter.

Consolidated net loss in the second quarter of 2022 was $21.6 million ($0.50 loss per diluted share) compared to a loss of $17.5 million ($0.57 loss per diluted share) in the second quarter of 2021. Consolidated Adjusted EBITDA, a non-GAAP measure, was $14.3 million for the second quarter of 2022 compared to $9.1 million for the prior year quarter. The year-over-year improvement in Consolidated Adjusted EBITDA is attributed to higher revenues and lower operating expense incurred during the quarter and improved operating income mainly in Quest Integrity and MS Segments.

Second quarter 2022 reported results include certain net charges not indicative of TEAM’s core operating activities, including: $4.7 million of professional fees, $1.0 million of severance costs and $1.2 million for accrued legal matters and other legal fees. Net of tax, these items totaled $6.9 million or $0.16 per basic and diluted share.

Adjusted net loss, consolidated Adjusted EBIT, and consolidated Adjusted EBITDA are non-GAAP financial measures that exclude certain items that are not indicative of TEAM’s core operating activities. A reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures is presented at the end of this earnings release.

Segment Results

The following table illustrates the composition of the Company’s revenue and operating income (loss) by segment for the quarters ended June 30, 2022 and 2021 (in thousands):

	Three Months Ended June 30,		Increase (Decrease)
	2022	2021	$	%
	(unaudited)	(unaudited)
Revenues by business segment:
IHT	$114,124	$117,462	$(3,338)	(2.8)%
MS	107,416	97,167	10,249	10.5%
Quest Integrity	29,725	24,244	5,481	22.6%
Total	$251,265	$238,873	$12,392	5.2%
Operating income (loss):
IHT	$5,514	7,395	$(1,881)	(25.4)%
MS	6,984	2,328	4,656	NM
Quest Integrity	8,014	5,702	2,312	40.5%
Corporate and shared support services	(23,292)	(21,419)	(1,873)	(8.7)%
Total	$(2,780)	$(5,994)	$3,214	53.6%
___________________
1    NM - Not meaningful

IHT’s year-over-year revenue declined 2.8%, primarily driven by delays in project activity levels in select U.S. markets and lower Canadian turnaround activity. IHT’s operating income declined year-over-year due to the above mentioned revenue decline and the elimination of certain pandemic-related cost actions.

MS’s revenue grew by 10.5% year-over-year due to increases in the Canadian and US markets and the Company’s valves business, partially offset by lower activity in the UK and Europe. The increase in operating income was primarily due to revenue growth and realized cost improvements in the Company’s equipment centers, manufacturing and engineering functions.

Quest Integrity’s results include a significant 22.6% year-over-year increase in revenue and a substantial increase in operating income to $8.0 million. The increase in Quest Integrity’s revenue was due to increased demand in core and growth markets across most geographies, and $1.3 million in 2021 deferred projects executed in Q2 2022. Quest Integrity operating income increased $2.3 million due to increased utilization and a favorable project mix.

Liquidity

Consolidated cash and cash equivalents were $67.4 million at June 30, 2022, of which $26.3 million was restricted mainly as collateral for outstanding letters of credit. Additionally, the Company had approximately $24.5 million in undrawn availability under its various credit facilities at June 30, 2022. The Company’s gross debt and finance obligations were $491.9 million, of which $487.2 million was classified as current at June 30, 2022, compared to gross debt of $405.9 million at December 31, 2021.

The sale of Quest is expected to be completed in the fourth quarter of 2022, subject to customary closing conditions and regulatory approvals. The sales proceeds of $280 million, before customary post-closing adjustments, are expected to be utilized to pay down debt and improve liquidity.

Quarterly Earnings Conference Call

The Company will not host an earnings call this quarter due to its previously announced strategic review process and ongoing execution of its operational and financial turnaround plan.

Non-GAAP Financial Measures

The non-GAAP measures in this earnings release are provided to enable investors, analysts, and management to evaluate TEAM’s performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. These measures should be used in addition to, and not in lieu of, results prepared in conformity with generally accepted accounting principles (GAAP). A reconciliation of each of the non-GAAP financial measures to the most directly comparable historical GAAP financial measure is contained in the accompanying schedule for each of the fiscal periods indicated.

About Team, Inc.

Headquartered in Sugar Land, Texas, Team Inc. (NYSE: TISI) is a global leading provider of integrated, digitally-enabled asset performance assurance and optimization solutions. We deploy conventional to highly specialized inspection, condition assessment, maintenance and repair services that result in greater safety, reliability and operational efficiency for our client’s most critical assets. Through locations in more than 20 countries, we unite the delivery of technological innovation with over a century of progressive, yet proven integrity and reliability management expertise to fuel a better tomorrow. For more information, please visit www.teaminc.com.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions, and beliefs upon which this forward-looking information is based are current, reasonable, and complete. However, such forward-looking statements involve estimates, assumptions, judgments, and uncertainties. They include but are not limited to the Company’s financial prospects and the implementation of cost saving measures. Many factors could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Although it is not possible to identify all of these factors, they include, among others, the Company's ability to hire a permanent chief executive officer in the near future, if necessary; the duration and magnitude of accidents, extreme weather, natural disasters, and pandemics (such as COVID-19) and related economic effects, the Company’s liquidity and ability to obtain additional financing, the Company’s ability to execute on its cost management actions, the impact of new or changes to existing governmental laws and regulations and their application, including tariffs and COVID-19 vaccination requirements; the outcome of tax examinations, changes in tax laws, and other tax matters; foreign currency exchange rate and interest rate fluctuations; the Company’s ability to successfully divest assets on terms that are favorable to the Company; our ability to repay, refinance or restructure our debt and the debt of certain of our subsidiaries; anticipated or expected purchases or sales of assets; the Company’s continued listing on the New York Stock Exchange, and such known factors as are detailed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including statement regarding the Company’s financial prospects and the implementation of cost saving measures, will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise, except as may be required by law.

Contact:
Christopher Robinson, CFA
Vice President, Corporate Development & Investor Relations
(281) 388-5551

TEAM, INC. AND SUBSIDIARIES
SUMMARY OF CONSOLIDATED OPERATING RESULTS
(unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021

Revenues	$251,265	$238,873	$469,841	$433,491
Operating expenses	181,312	176,109	344,790	327,026
Gross margin	69,953	62,764	125,051	106,465
Selling, general and administrative expenses	72,733	68,478	144,018	134,602
Restructuring and other related charges, net	—	280	16	2,157
Operating loss	(2,780)	(5,994)	(18,983)	(30,294)
Interest expense, net	(18,480)	(9,598)	(37,085)	(18,994)
Other income (expense)	1,476	(1,044)	4,178	(1,994)
Loss before income taxes	(19,784)	(16,636)	(51,890)	(51,282)
Provision for income taxes	(1,768)	(857)	(2,124)	(502)
Net loss	$(21,552)	$(17,493)	$(54,014)	$(51,784)

Loss per common share:
Basic and diluted	$(0.50)	$(0.57)	$(1.34)	$(1.68)

Weighted-average number of shares outstanding:
Basic and diluted	43,179	30,940	40,454	30,909

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)

	June 30,	December 31,
	2022	2021
	(unaudited)

Cash and cash equivalents	$67,446	$65,315

Other current assets	326,362	287,743

Property, plant and equipment, net	157,039	161,359

Other non-current assets	172,949	190,068

Total assets	$723,796	$704,485

Current portion of long-term debt and finance lease obligations	$487,204	$669

Other current liabilities	181,553	183,456

Long-term debt and finance lease obligations, net of current maturities	4,656	405,191

Other non-current liabilities	49,834	63,302

Stockholders’ equity	549	51,867

Total liabilities and stockholders’ equity	$723,796	$704,485

TEAM INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED CASH FLOW INFORMATION
(unaudited, in thousands)

	Six Months Ended June 30,
	2022	2021

Net loss	$(54,014)	$(51,784)

Depreciation and amortization	19,609	21,306

Allowance for credit losses	30	965

Deferred income taxes	(357)	(2,318)

Non-cash compensation (credits) costs	(59)	4,468

Write-off of deferred financing costs	2,748	—

Changes in operating assets and liabilities	(38,042)	(11,789)

Other	16,694	4,353

Net cash used in operating activities	(53,391)	(34,799)

Capital expenditures	(14,001)	(9,220)

Proceeds from disposal of assets	5,119	49

Net cash used in investing activities	(8,882)	(9,171)

Net borrowings under ABL facilities	66,053	40,300

Issuance of common stock	9,696	—

Payments for debt issuance costs	(10,640)	(2,326)

Taxes paid for net share settlement of share-based awards, net	—	(102)

Other	(323)	(206)

Net cash provided by financing activities	64,786	37,666

Effect of exchange rate changes on cash and cash equivalents	(382)	73

Net change in cash and cash equivalents	$2,131	$(6,231)

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues
IHT	114,124	$117,462	$209,721	$208,601
MS	107,416	97,167	200,857	184,563
Quest Integrity	29,725	24,244	59,263	40,327
	$251,265	$238,873	$469,841	$433,491

Operating income (loss) (“EBIT”)
IHT	$5,514	$7,395	$5,648	$7,759
MS	6,984	2,328	7,497	2,443
Quest Integrity	8,014	5,702	14,218	5,450
Corporate and shared support services	(23,292)	(21,419)	(46,346)	(45,946)
	$(2,780)	$(5,994)	$(18,983)	$(30,294)

Segment Adjusted EBIT
IHT	$5,539	$7,405	$5,689	$8,244
MS	7,038	2,544	7,551	2,798
Quest Integrity	8,026	5,744	14,230	5,701
Corporate and shared support services	(16,472)	(19,064)	(32,321)	(38,746)
	$4,131	$(3,371)	$(4,851)	$(22,003)

Segment Adjusted EBITDA
IHT	$8,635	$10,675	$12,039	$14,984
MS	11,672	7,587	17,069	13,280
Quest Integrity	8,595	6,454	15,376	7,123
Corporate and shared support services	(14,628)	(15,602)	(29,785)	(31,616)
	$14,274	$9,114	$14,699	$3,771

TEAM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)
The Company uses supplemental non-GAAP financial measures which are derived from the consolidated financial information including adjusted net income (loss); adjusted net income (loss) per diluted share, earnings before interest and taxes (“EBIT”); adjusted EBIT (defined below); adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) and free cash flow to supplement financial information presented on a U.S. generally accepted accounting principles (“GAAP”) basis.
The Company defines adjusted net income (loss), adjusted net income (loss) per diluted share and adjusted EBIT to exclude the following items: costs associated with our past integration and transformation program, costs associated with the Company’s new strategic organizational structure implemented in January 2021 (“Operating Group Reorganization”), non-routine legal costs and settlements, restructuring charges, certain severance charges, goodwill impairment charges and certain other items that we believe are not indicative of core operating activities. Consolidated adjusted EBIT, as defined by us, excludes the costs excluded from adjusted net income (loss) as well as income tax expense (benefit), interest charges, foreign currency (gain) loss, and items of other (income) expense. Consolidated adjusted EBITDA further excludes from consolidated adjusted EBIT depreciation, amortization and non-cash share-based compensation costs. Segment adjusted EBIT is equal to segment operating income (loss) excluding costs associated with our past integration and transformation program, costs associated with the Operating Group Reorganization, non-routine legal costs and settlements, restructuring charges, certain severance charges, goodwill impairment charges and certain other items as determined by management. Segment adjusted EBITDA further excludes from segment adjusted EBIT depreciation, amortization, and non-cash share-based compensation costs. Free cash flow is defined as net cash provided by (used in) operating activities minus capital expenditures. Net debt is defined as the sum of the current and long-term portions of debt, including finance lease obligations, less cash and cash equivalents.
Management believes these non-GAAP financial measures are useful to both management and investors in their analysis of our financial position and results of operations. In particular, adjusted net income (loss), adjusted net income (loss) per diluted share, consolidated adjusted EBIT, and consolidated adjusted EBITDA are meaningful measures of performance which are commonly used by industry analysts, investors, lenders and rating agencies to analyze operating performance in our industry, perform analytical comparisons, benchmark performance between periods, and measure our performance against externally communicated targets. Our segment adjusted EBIT and segment adjusted EBITDA is also used as a basis for the Chief Operating Decision Maker to evaluate the performance of our reportable segments. Free cash flow is used by our management and investors to analyze our ability to service and repay debt and return value directly to stakeholders.
Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable GAAP financial measures and should be read only in conjunction with financial information presented on a GAAP basis. Further, our non-GAAP financial measures may not be comparable to similarly titled measures of other companies who may calculate non-GAAP financial measures differently, limiting the usefulness of those measures for comparative purposes. The liquidity measure of free cash flow does not represent a precise calculation of residual cash flow available for discretionary expenditures. Reconciliations of each non-GAAP financial measure to its most directly comparable GAAP financial measure are presented below.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Adjusted Net Income (Loss):
Net loss	$(21,552)	$(17,493)	$(54,014)	$(51,784)
Professional fees and other[1]	4,693	688	10,036	1,834
Legal costs[2]	1,200	1,634	1,728	4,109
Severance charges, net[3]	1,020	301	2,370	2,348
Natural disaster insurance recovery	(872)	—	(872)	—
Tax impact of adjustments and other net tax items[4]	(2)	(40)	(6)	(63)
Adjusted net loss	$(15,513)	$(14,910)	$(40,758)	$(43,556)

Adjusted net loss per common share:
Basic and diluted	$(0.36)	$(0.48)	$(1.01)	$(1.41)

Consolidated Adjusted EBIT and Adjusted EBITDA:
Net loss	$(21,552)	$(17,493)	$(54,014)	$(51,784)
Provision (benefit) for income taxes	1,768	857	2,124	502
Gain on equipment sale	(1,170)	—	(3,483)	—
Interest expense, net	18,480	9,598	37,085	18,994
Professional fees and other[1]	4,693	688	10,036	1,834
Legal costs[2]	1,200	1,634	1,728	4,109
Severance charges, net[3]	1,020	301	2,370	2,348
Foreign currency (gain) loss[5]	754	1,218	569	2,341
Pension credit[6]	(190)	(174)	(393)	(347)
Natural disaster insurance recovery	(872)	—	(872)	—
Consolidated Adjusted EBIT	$4,131	$(3,371)	$(4,850)	$(22,003)
Depreciation and amortization
Amount included in operating expenses	4,333	5,036	8,912	10,550
Amount included in SG&A expenses	5,245	5,311	10,697	10,756
Total depreciation and amortization	9,578	10,347	19,609	21,306
Non-cash share-based compensation costs	565	2,138	(59)	4,468
Consolidated Adjusted EBITDA	$14,274	$9,114	$14,700	$3,771

Free Cash Flow:
Cash provided by (used in) operating activities	$(3,385)	$(17,616)	$(53,391)	$(34,799)
Capital expenditures	(6,933)	(5,807)	(14,001)	(9,220)
Free Cash Flow	$(10,318)	$(23,423)	$(67,392)	$(44,019)
____________________________________
1    For the three and six months ended June 30, 2022, includes $4.7 million and $10.0 million, respectively, related to costs associated with the debt financing and corporate support costs. For the three and six months ended June 30, 2021, includes $0.7 million and $1.5 million, respectively, of costs associated with the Operating Group Reorganization (exclusive of restructuring costs).
2    For the three and six months ended June 30, 2022, primarily relates to accrued legal matters. For the three and six months ended June 30, 2021, primarily relates to accrued legal matters and other legal fees.
3    For the three months ended June 30, 2022 includes $1.0 million primarily related to customary severance costs associated with staff reductions. For the six months ended June 30, 2022, includes $1.3 million related to customary severance costs associated with executive departures and $1.1 million associated with severance across multiple corporate departments. For the three months and six months ended June 30, 2021, $0.3 million and $2.2 million, respectively, associated with the Operating Group Reorganization.
4    Represents the tax effect of the adjustments. Beginning in Q2 2021, we use the statutory tax rate, net of valuation allowance by legal entity to determine the tax effect of the adjustments. Prior to Q2 2021, we used an assumed marginal tax rate of 21%.
5    Represents foreign currency losses primarily due to strengthening USD against EUR, GBP, CAN and AUD.
6    Represents pension credits for the U.K. pension plan based on the difference between the expected return on plan assets and the cost of the discounted pension liability. The pension plan has had no new participants added since the plan was frozen in 1994 and accruals for future benefits ceased in connection with a plan curtailment in 2013.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)
(unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Segment Adjusted EBIT and Adjusted EBITDA:

IHT
Operating income	$5,514	$7,395	$5,648	$7,759
Severance charges, net[1]	25	10	41	485
Adjusted EBIT	5,539	7,405	5,689	8,244
Depreciation and amortization	3,096	3,270	6,350	6,740
Adjusted EBITDA	$8,635	$10,675	$12,039	$14,984

MS
Operating income	$6,984	$2,328	$7,497	$2,443
Severance charges, net[1]	54	216	54	355
Adjusted EBIT	7,038	2,544	7,551	2,798
Depreciation and amortization	4,634	5,043	9,518	10,482
Adjusted EBITDA	$11,672	$7,587	$17,069	$13,280

Quest Integrity
Operating income (loss)	$8,014	$5,702	$14,218	$5,450
Severance charges, net[1]	12	42	12	251
Adjusted EBIT	8,026	5,744	14,230	5,701
Depreciation and amortization	569	710	1,146	1,422
Adjusted EBITDA	$8,595	$6,454	$15,376	$7,123

Corporate and shared support services
Net loss	$(42,031)	$(32,918)	$(81,398)	$(67,436)
Provision (benefit) for income taxes	1,768	857	2,124	502
Gain on equipment sale	(1,203)	—	(3,463)	—
Interest expense, net	18,480	9,598	37,085	18,994
Foreign currency (gain) losses[2]	754	1,218	569	2,341
Pension credit[3]	(190)	(174)	(393)	(347)
Professional fees and other[4]	4,693	688	10,036	1,834
Legal costs[5]	1,200	1,634	1,728	4,109
Severance charges, net[1]	929	33	2,263	1,257
Natural disaster insurance recovery	(872)	—	(872)	—
Adjusted EBIT	(16,472)	(19,064)	(32,321)	(38,746)
Depreciation and amortization	1,279	1,324	2,595	2,662
Non-cash share-based compensation costs	565	2,138	(59)	4,468
Adjusted EBITDA	$(14,628)	$(15,602)	$(29,785)	$(31,616)
___________________
1    For the three months ended June 30, 2022 includes $1.0 million primarily related to customary severance costs associated with staff reductions. For the six months ended June 30, 2022, includes $1.3 million related to customary severance costs associated with executive departures and $1.1 million associated with severance across multiple corporate departments. For the three months and six months ended June 30, 2021, $0.3 million and $2.2 million, respectively, associated with the Operating Group Reorganization.
2    Represents foreign currency losses primarily due to strengthening USD against EUR, GBP, CAN and AUD.
3    Represents pension credits for the U.K. pension plan based on the difference between the expected return on plan assets and the cost of the discounted pension liability. The pension plan has had no new participants added since the plan was frozen in 1994 and accruals for future benefits ceased in connection with a plan curtailment in 2013.
4    For the three and six months ended June 30, 2022, includes $4.7 million and $10.0 million, respectively, related to costs associated with the debt financing and corporate support costs. For the three and six months ended June 30, 2021, includes $0.7 million and $1.5 million, respectively, of costs associated with the Operating Group Reorganization (exclusive of restructuring costs).
5    For the three and six months ended June 30, 2022, primarily relates to accrued legal matters. For the three and six months ended June 30, 2021, primarily relates to accrued legal matters and other legal fees.

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